EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Martin Marietta Materials, Inc. Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-197201) pertaining to the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan and the Texas Industries, Inc. Management Deferred Compensation Plan,

(2)	Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan, Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees and the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan,

(3)	Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors,

(4)	Registration Statement (Form S-8 No. 333-37886) pertaining to the Martin Marietta Materials, Inc. Southwest Division 401(k) Plan,

(5)	Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan for Hourly Employees, and

(6)	Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended;

of our report dated July 22, 2013, with respect to the consolidated financial statements of Texas Industries, Inc. included in Texas Industries, Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2013, filed with the Securities and Exchange Commission which is incorporated by reference in this Current Report on Form 8-K/A of Martin Marietta Materials, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

September 16, 2014